One Corporate Center
Rye, NY 10580-1422
GAMCO Investors, Inc
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice-President and Chief Financial Officer
(914) 921-5147

For further information please visit
www.gabelli.com

GAMCO Reports Third Quarter Fully Diluted Earnings Per Share of $0.43
GBL Files Information Statement for the Spin-off of Teton Advisors, Inc.
Launch of “Gabelli Green” Adds To Existing Core Research Competency

Rye, New York, November 7, 2008 – GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) announced third quarter 2008 earnings of $0.43 per fully diluted share versus $0.64 per fully diluted share in 2007.  Operating income before management fee of $23.0 million was 24.9% lower than the $30.6 million in the prior year’s comparable quarter. Net income for the third quarter of 2008 was $12.0 million compared to $18.3 million in 2007.

For the nine months ended September 30, 2008, earnings were $1.32 per fully diluted share versus $1.95 per fully diluted share in 2007.  Operating income before management fee of $72.0 million was 4.2% lower than the $75.2 million in the prior year’s comparable period. Net income for the period was $36.9 million compared to $55.5 million in 2007.

Commentary

Jeffrey M. Farber, the Company’s Executive Vice-President-Finance/Corporate Development and Chief Financial Officer, commented, “Given global equity markets, we are strengthening our research, portfolio management and client service skill sets while rebalancing all non-investment related spending. The environment provides a terrific opportunity to enhance our capabilities as demonstrated by the recent expansion of our Hong Kong research capabilities discussed below.”

Assets Under Management

Assets Under Management (AUM) were $25.6 billion as of September 30, 2008, 9.7% lower than June 30, 2008 AUM of $28.3 billion and 19.1% below September 30, 2007 AUM of $31.6 billion. GAMCO, like most other asset managers, experienced net outflows during the third quarter which were 0.7% of June 30, 2008 AUM. Equity AUM were $24.6 billion on September 30, 2008, 9.6% less than June 30, 2008 equity assets of $27.2 billion and 19.6% below the $30.6 billion on September 30, 2007.

-
Our open-end equity fund AUM were $8.4 billion on September 30, 2008, 11.2% less than $9.5 million on June 30, 2008 and 14.6% below $9.9 million on September 30, 2007. The reclassification of the Enterprise Mergers and Acquisitions Fund from institutional sub-advisory to mutual fund advisory in March 2008 partially mitigated the decline in mutual funds AUM from the prior year level.

-	Our closed-end equity funds had AUM of $4.9 billion on September 30, 2008, down 14.6% from $5.7 billion on June 30, 2008 and 24.4% under the $6.4 billion on September 30, 2007.

-
Our institutional and private wealth management business ended the quarter with $10.9 billion in separately managed accounts, 5.8% below June 30, 2008 of $11.6 billion and 20.6% lower than the $13.8 billion on September 30, 2007. On a pro-forma basis, AUM were 16.1% lower than the adjusted $13.0 million AUM on September 30, 2007.

-	Our Investment Partnerships AUM were $340 million on September 30, 2008 versus $354 million on June 30, 2008 and $491 million on September 30, 2007.

-	Fixed income AUM declined 12.4% to $1.0 billion on September 30, 2008, versus the $1.2 billion on June 30, 2008 and 3.8% below September 30, 2007 AUM.

-
We receive incentive fees for certain institutional client assets, preferred issues for our closed-end funds, common shares of the Gabelli Global Deal Fund (NYSE: GDL) and investment partnership assets. As of September 30, 2008, incentive and fulcrum fee assets were $3.1 billion, down 2.3% from the $3.2 billion on June 30, 2008 and 15.4% below the $3.7 billion on September 30, 2007.

Revenues

Investment advisory fees for the third quarter 2008 were $52.3 million, a decline of 10.4% from the 2007 comparative figure of $58.4 million:

-	Open-end mutual fund revenues were $23.3 million versus $24.1 million in third quarter 2007, a drop of 3.6% primarily due to lower average AUM.

-	Our closed-end fund revenues fell 17.4% to $10.5 million in the third quarter 2008 from $12.8 million in 2007 primarily due to decreased average AUM.

-
Institutional and high net worth separate accounts revenues, which are based primarily upon prior quarter-end AUM, decreased 15.2% to $17.8 million from $21.0 million in third quarter 2007. The reclassification of the Gabelli Enterprise Mergers and Acquisitions Fund contributed to the lower year over year revenue decline.

-	Investment Partnership revenues were $0.7 million, an increase of $0.2 million or 30.2% from $0.5 million in 2007. This increase was primarily due to increased incentive fees.

Commission revenues from our institutional research affiliate, Gabelli & Company, Inc., were $4.1 million in the third quarter 2008, up 17.3% from the third quarter of 2007.

Mutual fund distribution fees and other income were $6.6 million for the third quarter 2008, in line with the prior year quarter.

For the nine months ended September 30, 2008, investment advisory fees were $164.3 million, a decrease of $8.3 million or 4.8% compared to the revenues of $172.6 million in 2007:

-	Open-end mutual fund revenues increased 4.3% to $71.8 million from $68.8 million in 2007 as a result of higher average AUM.

-	Our closed-end fund revenues were $33.9 million for the nine months ended September 30, 2008, 9.4% below $37.4 million in 2007 due to lower average AUM.

-	Institutional and high net worth separate account revenues declined 10.3% to $56.4 million from $62.8 million reported in 2007 due to lower performance-based fees and a drop in average AUM.

-	Investment Partnership revenues were $2.2 million versus $3.5 million in 2007. This decline was primarily due to decreased incentive fees and AUM.

Commission revenues from our institutional research business, Gabelli & Company, Inc., were $11.0 million for the nine months ended September 30, 2008, down 4.6% from $11.5 million in the prior year period.

Mutual fund distribution fees and other income were $19.7 million for the nine months ended September 30, 2008, an increase of $0.5 million, or 2.4%, from $19.2 million in the 2007 period.

Operating Margin

For the third quarter 2008, the operating margin before management fee was 36.5% after recording $1.2 million in compensation expense related to restricted stock awards (“RSAs”) granted in late 2007 versus 44.8% in the third quarter of 2007. In the third quarter of 2007, GAMCO received $3.8 million of insurance claims submitted in prior quarters. Excluding the RSA amortization in 2008 and reimbursement in 2007, our operating margin before management fee would have been 37.9% and 39.3% in the third quarter 2008 and 2007, respectively.

For the nine months ended September 30, 2008, the operating margin before management fee was 37.0% after recording $3.6 million in compensation expense related to restricted stock awards and insurance reimbursements of $1.1 million for claims submitted, which reduced operating expenses. In the year ago period, the operating margin was 37.0% after incurring $5.8 million in launch costs for the Gabelli Global Deal Fund (NYSE: GDL) and net of insurance reimbursements of $3.8 million. Excluding these expenses and reimbursements from both periods, our operating margin before management fee would have been 38.2% in the first nine months of 2008 versus 38.0% in the prior year nine month period. Operating margin after management fee (GAAP basis) was 33.7% for the nine months ended September 30, 2008 compared to 31.9% in the prior year period.

Other Income / (Expense)

Other income/expense (net of interest expense) was $5.6 million of expense for the third quarter 2008 versus income (net of interest expense) of $4.5 million in the prior year’s quarter.

Other income/expense (net of interest expense) was $9.3 million of expense for the nine months ended September 30, 2008 versus other income of $28.7 million in the prior year’s comparable period due to market depreciation of the investment portfolio in the current period.

Income Taxes

The effective tax rate for the three and nine months ended September 30, 2008 was 24.5% and 35.2%, respectively, as compared to the prior year’s effective rates of 42.2% and 40.0%, respectively. The current period decreases are due to a reduction in the Company's income tax reserves.

Investment Highlights

-
In October 2008, Virgil Chan joined GAMCO to manage its Asia operations. Mr. Chan will be based in Hong Kong and will oversee all sales and research management functions in Asia, including our offices in Shanghai and Singapore. Mr. Chan has held a number of positions in investment banking and private equity, most recently with Symphony Capital Partners (formerly Schroder Capital Partners) in Singapore. He received his MBA from the Fellows Program at the MIT of the Sloan School of Management and holds an undergraduate degree from Washington University in St. Louis. A U.S. citizen, Mr. Chan is a Hong Kong Permanent Resident.

-
On October 31, 2008, the Company filed an information statement with the SEC for the spin-off of Teton Advisors, Inc. (“Teton”), an investment advisory subsidiary. The Company anticipates completing the spin-off in the fourth quarter of 2008. GBL shareholders are expected to receive approximately 14 Teton shares for each 1,000 GBL shares.

-
An August 4, 2008 Wall Street Journal article “Dating Game” named ten diversified mutual funds that have beaten the S&P 500 for nine years straight through June 30, 2008, three of which were GAMCO mutual funds (Gabelli Asset AAA (NASDAQ: GABAX), Gabelli Small Cap Growth AAA (NASDAQ: GABSX), and Gamco Westwood Mighty Mites AAA (NASDAQ: WEMMX)).

-	Ten of our mutual funds were rated five and four stars overall by Morningstar as of September 30, 2008: Please see appendix A at page 15 for a list.

Business Highlights

-
In October 2008, GBL privately placed a $60 million convertible note with Cascade Investment, LLC (“Cascade”). The ten-year note pays interest at 6.5% and provides Cascade with certain put rights and an escrow agreement. The note is convertible into GBL Class A common stock at $70 per share. As a result of this add-on investment, and assuming full conversion, Cascade would own 18.9%, up from its current ownership of 10.4%, of GBL’s Class A common stock.

-
GBL formed a research and portfolio team to focus on the clean-technology and alternative-energy sector, with the future possibility of launching an investment fund.  "Gabelli Green", led by John Segrich, will focus on investment opportunities in existing companies whose core operations are within wind, solar, emission controls and energy efficiency, nuclear, water and waste, energy storage, bio fuels, and all aspects of carbon capture, storage and trading. Gabelli Green broadens our platform joining other global teams that focus on Digital, Food of All Nations, Healthcare & Wellness, and Productivity Enhancers.

-
In August 2008, the Board of Directors of the Enterprise Mergers and Acquisitions Fund (the “Fund”), a fund that has been advised by Gabelli Funds, LLC since March 2008 and was previously sub-advised by GAMCO from the Fund’s inception on February 28, 2001, approved the name change to Gabelli Enterprise Mergers and Acquisitions Fund, aligning the name under the Gabelli Value brand. The portfolio management team, which has managed the Fund since inception, remains the same. In addition, Gabelli & Company, Inc. became the distributor of the Fund effective August 1, following the decision of Enterprise Fund Distributors, Inc. to cease operations, including its agreement to serve as distributor of the Fund. As stated by its name, the Fund specializes in mergers and acquisitions (M&A) investing in companies that are or potentially are the subject of a deal, such as a merger, takeover or buyout. The Fund had AUM of $289.7 million at September 30, 2008.

-
Gabelli Entertainment & Telecommunications Acquisition Corp. (“GENTA”) filed a registration statement with the Securities and Exchange Commission in an initial public offering. GENTA has been organized as a special purpose acquisition company (“SPAC”) for the purpose of acquiring one or more operating businesses or assets in the media, entertainment, telecommunications or financial services industries. GBL is the sponsor for this SPAC.

-
Gabelli & Company, Inc. held its 14th Annual Aircraft Supplier Conference in September 2008 featuring management presentations from several leading aerospace and defense companies, with an emphasis on industry dynamics, new technologies, and company fundamentals.

-
GAMCO, under the aegis of Bruce C. Greenwald along with the Heilbrunn Center for Graham and Dodd Investing at Columbia University, hosted the 18th Annual Graham & Dodd Value Investing Seminar in October 2008. The seminar’s theme was “Graham and Dodd in the 21st Century”.

Other Financial Highlights

Statement of Financial Condition – Liquidity and Flexibility

Our liquid balance sheet, coupled with investment grade credit ratings from both Moody's and Standard & Poor's, provides access to financial markets and the flexibility to opportunistically add operating resources to our firm, repurchase our stock and consider strategic initiatives.

We ended the quarter with approximately $646.8 million in cash and investments.  This included approximately $104.6 million of our investments in The Gabelli Dividend & Income Trust, The Gabelli Global Deal Fund and Westwood Holdings Group, as well as other investments of $12.3 million, all classified as available for sale securities.

 Our debt at September 30, 2008 consisted of $100 million of 5.5% senior notes due May 2013 and a $40 million 6% convertible note due August 2011.  We had cash and investments in securities, net of debt and minority interest, of $17.75 per share on September 30, 2008 compared with $19.22 per share on September 30, 2007. We caution that this metric, while correct from an accounting point of view, is not always the same as investors would view cash-on-hand.

The shelf registration filed by GAMCO Investors, Inc. in the third quarter 2006 provides GAMCO with the flexibility of issuing any combination of senior and subordinate debt securities, convertible debt securities and equity securities (including common and preferred securities) up to a total amount of $520 million. Our liquidity and capital position provide us the financial flexibility to pursue acquisitions and lift-outs.

Stockholders' equity was $481.7 million or $17.24 per share on September 30, 2008 compared to $501.3 million or $17.62 per share on December 31, 2007 and $475.7 million or $16.94 per share on September 30, 2007.

Shareholder Compensation

Dividends

On August 5, 2008, our Board of Directors declared a special dividend of $1.00 per share to all of its Class A and Class B shareholders, payable on September 16, 2008 to shareholders of record on September 2, 2008 and a quarterly dividend of $.03 per share to all of its Class A and Class B shareholders, payable on September 30, 2008 to shareholders of record on September 16, 2008.

GAMCO announced that on November 7, 2008 its Board of Directors declared a special dividend of $0.90 per share to all of its Class A and Class B shareholders, payable on December 23, 2008 to shareholders of record on December 9, 2008 and a quarterly dividend of $.03 per share to all of its Class A and Class B shareholders, payable on December 30, 2008 to shareholders of record on December 16, 2008.

Stockholders’ Equity

Shares outstanding on September 30, 2008 were 27.9 million, a reduction of 300,000 from the June 30, 2008 shares of 28.2 million and slightly below the 28.1 million shares outstanding on September 30, 2007.  Fully diluted shares outstanding for the third quarter of 2008 were 28.4 million, slightly below both second quarter 2008’s level of 28.7 million and third quarter 2007’s level of 29.1 million.

In the third quarter of 2008, we repurchased 246,800 shares at an average investment of $43.60 per share. For the nine months ended September 30, 2008, we repurchased 699,425 shares at an average investment of $48.58 per share. In October 2008, we repurchased 61,500 shares at an average investment of $29.68 per share.

On August 5, 2008, our Board of Directors authorized the repurchase of up to an additional 400,000 shares of its class A common stock at such times, prices, and amounts to be determined by the Company. To date, we have repurchased 5,555,483 Class A common stock at an average investment of $40.84 per share since our buyback program was initiated in March 1999.  At October 31, 2008, there remain approximately 1,001,000 shares available under our buyback program. GAMCO, in the absence of acquisitions or other growth needs, plans to return approximately 40% of net earnings to its shareholders through a combination of dividends and share buybacks.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.

	9/30/08	12/31/07	9/30/07
Cash and cash equivalents	$165.1	$168.3	$195.9
Investments (marketable securities)	328.8	358.3	336.1
Total cash and investments (marketable securities)	493.9	526.6	532.0
Net amounts receivable from/(payable to) brokers	36.0	32.6	29.8
Adjusted cash and investments (marketable securities)	529.9	559.2	561.8
Investments (available for sale)	116.9	134.5	137.2
Total adjusted cash and investments	$646.8	$693.7	$699.0

We believe adjusted cash and investments is a more useful measure of the company’s liquidity for analytical purposes.

Net amounts receivable from/(payable to) brokers reflect cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period-end.

B.
Operating income before management fee expense is used by management for purposes of evaluating its business operations.  We believe this measure is useful in illustrating the operating results of GAMCO Investors, Inc. (the "Company") as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided in Table IV.

C.
Operating income before management fee expense per share and other income, net per share is used by management for purposes of evaluating its business operations.  We believe this measure is useful in comparing the operating and non-operating results of the Company for the purposes of understanding the composition of net income per fully diluted share.  The reconciliation of operating income before management fee expense per share and other income, net per share to net income per fully diluted share is provided below.

	3rd Quarter		YTD September
	2008	2007	2008	2007
Operating income before management fee	$23,013	$30,641	$72,044	$75,170
Management fee expense	(2,301)	(3,091)	(7,204)	(7,519)
Tax expense (excluding reserve adjustments)	(7,353)	(11,632)	(24,818)	(27,064)
Minority interest (expense)/income	(21)	(21)	(39)	(32)

Operating income (after management fee and taxes)	$13,338	$15,897	$39,983	$40,555
per fully diluted share	$0.47	$0.54	$1.39	$1.39

Other income (loss), net	$(5,585)	$4,496	$(9,260)	$28,718
Management fee (expense)/benefit	561	(450)	897	(2,872)
Tax (expense)/benefit	1,790	(1,708)	3,201	(10,338)
Minority interest (expense)/income	155	102	374	(563)

Other income (loss), net (after management fee and taxes)	$(3,080)	$2,440	$(4,788)	$14,945

Add back interest on convertible note	$600	$750	$1,838	$2,250
Management fee expense	(60)	(75)	(184)	(225)
Tax expense	(197)	(246)	(604)	(739)
Net income attributable to interest add back	343	429	1,050	1,286

Other income (loss), net and interest add back (after management fee and taxes)	$(2,737)	$2,869	$(3,738)	$16,231
per fully diluted share	$(0.10)	$0.10	$(0.13)	$0.56

Net income per fully diluted share	$0.37	$0.64	$1.26	$1.95

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.  We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995.  We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

The Company reported Assets Under Management as follows:
Table I:
Mutual Funds:	September 30, 2008	September 30, 2007	% Inc.(Dec.)	Adj. % Inc. (Dec.) (a)
Open-end	$8,421	$9,866	(14.6)	(20.6)
Closed-end	4,869	6,443	(24.4)	(24.4)
Fixed Income	1,015	1,048	(3.1)	(3.1)
Total Mutual Funds	14,305	17,357	(17.6)	(20.9)
Institutional & PWM:
Equities: direct	8,964	11,266	(20.4)	(20.4)
Equities: sub-advisory	1,964	2,494	(21.3)	11.8
Fixed Income	19	27	(29.6)	(29.6)
Total Institutional & PWM	10,947	13,787	(20.6)	(16.1)
Investment Partnerships	340	491	(30.8)	(30.8)
Total Assets Under Management	$25,592	$31,635	(19.1)	(19.1)

Equities	$24,558	$30,560	(19.6)	(19.6)
Fixed Income	1,034	1,075	(3.8)	(3.8)
Total Assets Under Management	$25,592	$31,635	(19.1)	(19.1)

Table II:	Assets Under Management By Quarter (millions)
						% Increase/(decrease)
Mutual Funds	9/08	6/08	3/08	12/07	9/07	12/07 (a)	6/08
Open-end	$8,421	$9,486	$9,459	$9,774	$9,866	(19.4)	(11.2)
Closed-end	4,869	5,704	5,762	6,341	6,443	(23.2)	(14.6)
Fixed income	1,015	1,164	1,445	1,122	1,048	(9.5)	(12.8)
Total Mutual Funds	14,305	16,354	16,666	17,237	17,357	(17.0)	(12.5)
Institutional & PWM:
Equities: direct	8,964	9,564	9,746	10,708	11,266	(16.3)	(6.3)
Equities: sub-advisory	1,964	2,043	1,887	2,584	2,494	2.8	(3.9)
Fixed Income	19	17	2	24	27	(20.8)	11.8
Total Institutional & PWM	10,947	11,624	11,635	13,316	13,787	(17.8)	(5.8)
Investment Partnerships	340	354	396	460	491	(26.1)	(4.0)
Total Assets Under Management	$25,592	$28,332	$28,697	$31,013	$31,635	(17.5)	(9.7)

Table III:
	June 30, 2008	Net Cash Flows	Market Appreciation / (Depreciation)	September 30, 2008
Mutual Funds
Equities	$15,190	$(141)	$(1,759)	$13,290
Fixed Income	1,164	(154)	5	1,015
Total Mutual Funds	16,354	(295)	(1,754)	14,305
Institutional & PWM
Equities: direct	9,564	72	(672)	8,964
Equities: sub-advisory	2,043	36	(115)	1,964
Fixed Income	17	3	(1)	19
Total Institutional & PWM	11,624	111	(788)	10,947

Investment Partnerships	354	(9)	(5)	340
Total Assets Under Management	$28,332	$(193)	$(2,547)	$25,592

(a) Adjusted for reclassification. Reclass is Enterprise Mergers & Acquisitions Fund to open-end equity for the quarters ended September 30, 2007 and December 31, 2007 from institutional sub-advisory.

Table IV

GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Three Months Ended September 30,
	2008	2007	% Inc. (Dec.)

Investment advisory and incentive fees	$52,297	$58,392	(10.4)
Commission revenue	4,098	3,494	17.3
Distribution fees and other income	6,585	6,583	-

Total revenues	62,980	68,469	(8.0)

Compensation costs	26,148	29,064	(10.0)
Distribution costs	6,743	6,099	10.6
Other operating expenses	7,076	2,665	165.5

Total expenses	39,967	37,828	5.7

Operating income before management fee	23,013	30,641	(24.9)

Investment income / (loss)	(3,446)	7,324	(147.1)
Interest expense	(2,139)	(2,828)	(24.4)
Other income / (expense), net	(5,585)	4,496	(224.2)

Income before management fee, income taxes and minority interest expense	17,428	35,137	(50.4)
Management fee	1,740	3,541	(50.9)
Income before income taxes and minority interest expense	15,688	31,596	(50.3)
Income taxes	3,837	13,340	(71.2)
Minority interest expense	(134)	(81)	65.4
Net income	$11,985	$18,337	(34.6)

Net income per share:
Basic	$0.43	$0.65	(33.4)

Diluted	$0.43	$0.64	(32.7)

Weighted average shares outstanding:
Basic	27,602	28,106	(1.8)

Diluted	28,400	29,099	(2.4)

Reconciliation of Non-GAAP Financial Measures to GAAP:
Operating income before management fee	$23,013	$30,641
Deduct: management fee	1,740	3,541
Operating income	$21,273	$27,100
Operating margin before management fee	36.5%	44.8%
Operating margin after management fee	33.8%	39.6%

Table V

GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30,
	2008	2007	% Inc. (Dec.)

Investment advisory and incentive fees	$164,269	$172,606	(4.8)
Commission revenue	11,018	11,550	(4.6)
Distribution fees and other income	19,665	19,196	2.4

Total revenues	194,952	203,352	(4.1)

Compensation costs	82,758	87,343	(5.2)
Distribution costs	19,946	22,146	(9.9)
Other operating expenses	20,204	18,693	8.1

Total expenses	122,908	128,182	(4.1)

Operating income before management fee	72,044	75,170	(4.2)

Investment income / (loss)	(2,855)	38,255	(107.5)
Interest expense	(6,405)	(9,537)	(32.8)
Other income / (expense), net	(9,260)	28,718	(132.2)

Income before management fee, income taxes and minority interest expense/(income)	62,784	103,888	(39.6)
Management fee	6,307	10,391	(39.3)
Income before income taxes and minority interest expense/(income)	56,477	93,497	(39.6)
Income taxes	19,882	37,403	(46.8)
Minority interest expense/(income)	(335)	596	(156.2)
Net income	$36,930	$55,498	(33.5)

Net income per share:
Basic	$1.32	$1.97	(32.9)

Diluted	$1.32	$1.95	(32.2)

Weighted average shares outstanding:
Basic	27,930	28,164	(0.8)

Diluted	28,746	29,148	(1.4)

Reconciliation of Non-GAAP Financial Measures to GAAP:
Operating income before management fee	$72,044	$75,170
Deduct: management fee	6,307	10,391
Operating income	$65,737	$64,779
Operating margin before management fee	37.0%	37.0%
Operating margin after management fee	33.7%	31.9%

Table VI
GAMCO INVESTORS, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	2008				2007
	1st	2nd	3rd	Year to- Date	1st	2nd	3rd	4th	Full-Year
	Quarter	Quarter	Quarter		Quarter	Quarter	Quarter	Quarter
Income Statement Data:
Revenues	$66,548	$65,424	$62,980	$194,952	$66,606	$68,277	$68,469	$89,017	$292,369

Expenses	41,310	41,631	39,967	122,908	42,694	47,660	37,828	46,557	174,739

Operating income before management fee	25,238	23,793	23,013	72,044	23,912	20,617	30,641	42,460	117,630

Investment income / (loss)	(3,615)	4,206	(3,446)	(2,855)	13,572	17,359	7,324	389	38,644
Interest expense	(2,067)	(2,199)	(2,139)	(6,405)	(3,380)	(3,329)	(2,828)	(2,428)	(11,965)
Other income/(expense), net	(5,682)	2,007	(5,585)	(9,260)	10,192	14,030	4,496	(2,039)	26,679

Income before management fee, income taxes and minority interest expense/(income)	19,556	25,800	17,428	62,784	34,104	34,647	35,137	40,421	144,309

Management fee	1,981	2,586	1,740	6,307	3,401	3,449	3,541	4,072	14,463

Income before income taxes and minority interest expense/(income)	17,575	23,214	15,688	56,477	30,703	31,198	31,596	36,349	129,846

Income taxes	7,326	8,719	3,837	19,882	11,207	12,856	13,340	12,145	49,548
Minority interest expense/(income)	(237)	36	(134)	(335)	332	345	(81)	133	729

Net income	$10,486	$14,459	$11,985	$36,930	$19,164	$17,997	$18,337	$24,071	$79,569

Net income per share:
Basic	$0.37	$0.52	$0.43	$1.32	$0.68	$0.64	$0.65	$0.86	$2.83

Diluted	$0.37	$0.51	$0.43	$1.32	$0.67	$0.63	$0.64	$0.84	$2.79

Weighted average shares outstanding:
Basic	28,175	27,948	27,602	27,930	28,228	28,160	28,106	28,077	28,142

Diluted	29,031	28,743	28,400	28,746	29,196	29,147	29,099	29,075	29,129

Reconciliation of Non-GAAP
Financial measures to GAAP:
Operating income before management fee	$25,238	$23,793	$23,013	$72,044	$23,912	$20,617	$30,641	$42,460	$117,630
Deduct: management fee	1,981	2,586	1,740	6,307	3,401	3,449	3,541	4,072	14,463
Operating income	$23,257	$21,207	$21,273	$65,737	$20,511	$17,168	$27,100	$38,388	$103,167
Operating margin before management fee	37.9%	36.4%	36.5%	37.0%	35.9%	30.2%	44.8%	47.7%	40.2%
Operating margin after management fee	34.9%	32.4%	33.8%	33.7%	30.8%	25.1%	39.6%	43.1%	35.3%

Table VII

GAMCO INVESTORS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
 (dollars in thousands, except per share data)

	September 30, 2008	December 31, 2007	September 30, 2007
	(unaudited)		(unaudited)
ASSETS

Cash and cash equivalents	$165,098	$168,319	$195,893
Investments	452,306	495,008	484,178
Receivable from brokers	37,929	40,145	36,677
Other receivables	21,611	42,665	24,825
Other assets	17,867	11,443	11,198

Total assets	$694,811	$757,580	$752,771

LIABILITIES AND STOCKHOLDERS' EQUITY

Payable to brokers	$2,492	$7,562	$6,844
Income taxes payable	3,071	17,539	21,251
Compensation payable	28,253	25,362	43,613
Securities sold short, not yet purchased	6,620	2,229	10,914
Accrued expenses and other liabilities	21,907	41,335	35,413
Total operating liabilities	62,343	94,027	118,035

5.5% Senior notes (due May 15, 2013)	100,000	100,000	100,000
6% Convertible note (due August 14, 2011) (A)	39,746	49,608	49,584
Total debt	139,746	149,608	149,584
Total liabilities	202,089	243,635	267,619

Minority interest	10,994	12,630	9,497

Stockholders' equity	481,728	501,315	475,655

Total liabilities and stockholders' equity	$694,811	$757,580	$752,771

(A) $50 million outstanding at September 30, 2007 and December 31, 2007. $40 million outstanding at September 30, 2008.

Appendix

Morningstar ratings as of September 30, 2008:
Fund	Overall Rating	3 Year Rating	5 Year Rating	10 Year Rating
GAMCO Westwood Balanced Fund (NASDAQ: WEBAX)	5 Star	5 Star	5 Star	4 Star
GAMCO Westwood Equity Fund (NASDAQ:WESWX)	5 Star	5 Star	5 Star	4 Star
GAMCO Westwood Mighty Mites Fund (NASDAQ: WEMMX)	5 Star	5 Star	4 Star	5 Star
Gabelli Asset Fund (NASDAQ: GABAX)	4 Star	4 Star	4 Star	3 Star
Gabelli Equity Income Fund (NASDAQ: GABEX)	4 Star	4 Star	4 Star	5 Star
Gabelli Global Utility & Income Trust (AMEX: GLU)	4 Star	4 Star	N/A	N/A
Gabelli Small Cap Growth Fund (NASDAQ: GABSX)	4 Star	5 Star	5 Star	4 Star
Gabelli Woodland Small Cap Value Fund (NASDAQ: GWSVX)	4 Star	4 Star	4 Star	N/A
GAMCO Global Telecommunications Fund (NASDAQ: GABTX)	4 Star	4 Star	4 Star	3 Star
GAMCO Westwood Income Fund (NASDAQ: WESRX)	4 Star	2 Star	4 Star	5 Star

Through September 30, 2008, the year-to-date, one year, five year, ten year and life of the Gabelli Asset Fund average returns are -19.80%, -21.27%, 8.75%, 8.26%, 12.55% respectively. Through September 30, 2008, the year-to-date, one year, five year, ten year and life of the GAMCO Westwood Mighty Mites Fund average annual returns are -9.20%, -13.22%, 9.89%, 12.30%, and 11.49% respectively. Through September 30, 2008, the year-to-date, one year, five year, ten year and life of the Gabelli Small Cap Growth Fund average annual returns are -11.70%, -13.98%, 10.82%, 11.20%, and 13.45% respectively. Average annual and historical returns reflect changes in Class AAA shares only. Other share classes may have different performance characteristics. The S&P 500 Index is a widely recognized, unmanaged index of common stocks. You cannot invest directly in the S&P 500 Index.

Securities of smaller companies present greater risks than securities of larger, more established companies. The stocks of smaller companies may trade less frequently and experience more abrupt price movements than stocks of larger companies, therefore, investing in this sector involves special challenges.

Investing in micro capitalization stocks may involve greater risk than investing in small, medium, and large capitalization stocks, since they can be subject to more abrupt or erratic movements in price. GAMCO Westwood Mighty MitesSM Fund may invest in relatively new or unseasoned companies, which are in their early stages of development, or micro cap companies positioned in new and emerging industries. Micro-cap companies may be illiquid. Securities of micro-cap and unseasoned companies present greater risks than securities of larger, more established companies.

Morningstar RatingTM as of September 30, 2008. For each fund with at least a three-year history, Morningstar calculates a Morningstar RatingTM based on a Morningstar risk-adjusted return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads and redemption fees) placing more emphasis on downward variations and rewarding consistent performance.  The top 10% of the funds in an investment category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the bottom 10% receive one star.  The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three, five, and ten-year (if applicable) Morningstar Rating metrics.  Morningstar Ratings are shown for the respective class shown; other classes may have different performance characteristics.  There were 408 Mid-Cap Blend funds rated for three years, 325 funds for five years and 163 funds for ten years (The Gabelli Asset Fund). There were 1,180 Large Value funds rated for three years, 960 funds for five years and 435 funds for ten years (GAMCO Westwood Equity Fund, The Gabelli Equity Income Fund).

There were 335 Small Value funds rated for three years, 267 funds for five years and 117 funds for ten years (GAMCO Westwood Mighty MitesSM Fund).  There were 944 Moderate Allocation funds rated for three years, 723 funds for five years and 427 funds for ten years (GAMCO Westwood Balanced Fund, GAMCO Westwood Income Fund).  There were 556 Small Blend funds rated for three years and 438 funds for five years and 195 funds for ten years (The Gabelli Small Cap Growth Fund, The Gabelli Woodland Small Cap Value Fund).  There were 41 Specialty-Communications funds rated for three years and 38 funds for five years and 15 funds for ten years (GAMCO Global Telecommunications Fund)  (a) 2007 Morningstar, Inc. All Rights reserved.  This information is (1) proprietary to Morningstar and/or its content providers (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely.  Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.  Past performance is no guarantee of future results.

Funds investing in a single sector, such as utilities, may be subject to more volatility than funds that invest more broadly. The utilities industry can be significantly affected by government regulation, financing difficulties, supply or demand of services, or fuel and natural resources conservation.

Past performance is no guarantee of future results. To obtain the most recent month-end performance information and a prospectus, please call 800-GABELLI (800-422-3554) or visit www.gabelli.com. See the prospectus for more details. Investors should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing. Not FDIC Insured. Not Bank Guaranteed. May Lose Value.